Putnam Short Duration Income Fund, July 31, 2017, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A		    30,316
Class B		  	   11
Class C		    	  119
Class M			   91

72DD2

Class R		        20
Class R6			   30
Class Y		    23,153

73A1

Class A			0.0964
Class B			0.0564
Class C	      	0.0564
Class M			0.0914

73A2

Class R	      	0.0564
Class R6			0.1074
Class Y			0.1064


74U1

Class A		    382,208
Class B			   174
Class C			 2,406
Class M			   688

74U2

Class R			   416
Class R6			   313
Class Y		    290,662

74V1

Class A			10.06
Class B			10.04
Class C			10.04
Class M             10.05

74V2

Class R			10.05
Class R6			10.07
Class Y			10.07

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.